SPEAKING ROSES, LLC
UNAUDITED PROFORMA COMBINED CONDENSED BALANCE SHEET
DECEMBER 31, 2003

The following unaudited proforma combined balance sheet gives effect of the acquisition of Millennium Electronics, Inc., by Speaking Roses, LLC in a transaction accounted for as a recapitalization in a reverse merger. The proforma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been consummated nor is it necessarily indicative of future operating results or financial position. The unaudited proforma balance sheet gives effect to the acquisition as if it had occurred on December
31, 2003. This proforma balance sheet should be read in conjunction with the accompanying notes and related historical financial statements and notes thereto of
Speaking Roses, LLC and Millennium Electronics, Inc.

	Speaking			Proforma
	Roses	Millennium		Adjustments	Pro Forma

CURRENT ASSETS
Cash	$41,584	$139		$-	$41,723
Accounts receivable	175,856	-		-	175,856
Inventories	9,741	-		-	9,741
Prepaid expenses	10,000	502		-	10,502

TOTAL CURRENT ASSETS	237,181	641		-	237,822

PROPERTY AND EQUIPMENT, net of
accumulated depreciation	152,168	-		-	152,168

OTHER ASSETS
Deposits	4,785	-		-	4,785
Patents -net of accumulated amortization	87,938	-		-	87,938

TOTAL OTHER ASSETS	92,723	-		-	92,723

TOTAL ASSETS	$482,072	$641		$-	$482,713

CURRENT LIABILITIES
Line of credit	$150,000	-		$-	$150,000
Accounts payable	296,565	$62,276		-	358,841
Accrued expenses	64,056	-		-	64,056
Deferred revenue	223,282	-		-	223,282
Accounts payable - related party	-	6,000		-	6,000
Loans from officer	-	3,000		-	3,000
Current portion of long term debt	987,222	-		-	987,222

TOTAL CURRENT LIABILITIES	1,721,125	71,276		-	1,792,401

LONG TERM DEBT, less current portion above	22,784	-		-	22,784

STOCKHOLDERS' DEFICIT
Members deficit	(1,261,837)	-	A	1,261,837	-
Common stock	-	1,117	A	20,551	21,668
Additional paid in capital	-	7,220,080	A	(7,312,383)	(92,303)
Treasury stock	-	(50,000)	A	50,000	-
Accumulated deficit	-	(7,241,832)	A	5,979,995	(1,261,837)

TOTAL STOCKHOLDERS' DEFICIT	(1,261,837)	(70,635)		-	(1,332,472)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$482,072	$641		$-	$482,713

SPEAKING ROSES, LLC
UNAUDITED PROFORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003

The following unaudited proforma combined statement of operations gives effect of the acquisition of Millennium Electronics, Inc., by Speaking Roses, LLC in a transaction accounted for as a recapitalization in a reverse merger. The proforma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been consummated nor is it necessarily indicative of future operating results or financial position. The unaudited proforma statement of operations gives effect to the acquisition as if it had occurred on January 1, 2003. This proforma statement of operations should be read in conjunction with the accompanying notes and related historical financial statements and notes thereto of Speaking Roses, LLC and Millennium Electronics, Inc.

Net sales	$502,511	$-	$-	$502,511
Cost of goods sold	353,802	-	-	353,802

Gross Profit	148,709	-	-	148,709

Selling, General and Administrative expenses	1,421,989	71,903	-	1,493,892

Operating Loss	(1,273,280)	(71,903)	-	(1,345,183)

Other Income (Expense)	(42,758)	(434)	-	(43,192)

NET LOSS	$(1,316,038)	$(72,337)	$-	$(1,388,375)

Per Share Data:
Net loss				(0.06)
Weighted average number of common shares outstanding				21,668,231

SPEAKING ROSES, LLC
UNAUDITED PROFORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002

	Speaking		Proforma
	Roses	Millennium	Adjustments	Pro Forma

Sales	$19,102	$-	$-	$19,102
Cost of goods sold	18,353	-	-	18,353

Gross Profit	749	-	-	749

Selling, General and Administrative expenses	410,472	72,911	-	483,383

Operating Loss	(409,723)	(72,911)	-	(482,634)

Other Income (Expense)	(17,253)	14	-	(17,239)

NET LOSS	$(426,976)	$(72,897)	$-	$(499,873)

Per Share Data:
Net loss				(0.02)
Weighted average number of common shares outstanding				21,668,231

SPEAKING ROSES, LLC

NOTES TO UNAUDITED PROFORMA COMBINED CONDENSED

FINANCIAL STATEMENTS

1. Basis of Presentation

On February 6, 2004, the Company received 20,551,204 shares of Millennium Electronics, Inc., common stock in exchange for the operating assets and liabilities of the Company. The operating assets consisted of cash and accounts receivable, property and equipment as well as patents and trademarks pertaining to the floral embossing technology. The liabilities consist principally of accounts payable and other accrued liabilities as well as debt to be repaid to the Members and other creditors. The new shares issued as a result of this transaction represent approximately 80% of the outstanding shares of Millennium Electronics, Inc., as of the date of the transaction. The acquisition is accounted for as a recapitalization in a reverse merger.

In addition to the new shares issued, Millennium Electronics, Inc., changed its domicile to the State of Utah and all company officers and directors were replaced by members of management of the Company.

2. Proforma Net Income (Loss) Per Share of Common Stock

The proforma net income (loss) per share of common stock is based on the weighted average number of common shares outstanding after giving effect to the shares issued for the reverse acquisition.

3. Proforma Adjustments

Adjustments to present the proforma combined condensed financial statements are as follows:

A. To give effect of the acquisition of Millennium Electronics, Inc., by Speaking Roses, which is accounted for as a recapitalization in a reverse acquisition as a result of the issuance of 20,551,204 shares of Millennium Electronics, Inc., common stock in exchange for the operating assets and liabilities of Speaking Roses, LLC.